Exhibit 3.51
OPERATING AGREEMENT
OF
LGI HOMES - OKLAHOMA, LLC

THIS OPERATING AGREEMENT OF LGI HOMES - OKLAHOMA, LLC (as amended from time to time, this “Agreement”) is adopted this 20th day of December, 2016, by the initial sole member identified on Exhibit A (the “Member”), as the sole Member of LGI HOMES – OKLAHOMA, LLC, an Oklahoma limited liability company (the “Company’’).

WITNESSETH:

WHEREAS, the Company was formed on December 20, 2016, upon execution and filing of its Articles of Organization with the office of the Secretary of State of the State of Oklahoma; and

WHEREAS, the Member desires to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Formation of the Company; Initial Member. The Company was formed upon the filing of Articles of Organization of the Company with the Secretary of State of the State of Oklahoma. The Company shall be operated in accordance with the Oklahoma Limited Liability Company Act, Okla. Stat. tit. 18, § 2000 et seq., as amended from time to time (the “Act”). The Company shall have perpetual existence unless sooner terminated as provided in this Agreement or the Act. To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.          Member Interest. The Member, as the sole Member of the Company, shall have a one hundred percent (100%) “Member Interest.” From time to time the Manager shall amend Exhibit A as necessary to reflect the aggregate capital contributions of the Member.

Section 3.          Principal Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of Oklahoma shall initially be 115 SW 89th Street, Oklahoma City, Oklahoma 73139 and the registered agent for service of process on the Company in the State of Oklahoma shall be Corporation Service Company. The Manager may from time to time change the registered office of the Company to such other place or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.          Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.          Capital Contributions. The Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A.

Section 6.          Distributions. The Company shall make distributions of cash or property to the sole Member (including upon liquidation of the Company) in such amounts and at such times as may be determined from time to time by the Manager or the Member, provided that no distribution shall be made in violation of the Act.

Section 7.          Allocation. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member (owning all of the Member Interest in the Company), the Member intends for the Company to be disregarded as an entity for federal income tax purposes, state income tax purposes and local income tax purposes.

Section 8.          Management of the Company.

(a)          Managers. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. Action may be taken by the Manager without a meeting if the number of Managers required to approve the action consents to such action in writing and the writing or writings are filed with the minutes of proceedings of the Manager. The Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. LGI Homes Group, LLC is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing. The Manager shall maintain or cause the Company to maintain such books and records as are required by the Act. Any such books and records shall be kept at the principal place of business of the Company.

(b)          Members. The Member shall have the power to exercise any and all rights and powers granted to the Member pursuant to the express terms of this Agreement or the Act. Except as otherwise specifically provided by this Agreement or required by the Act, the Member, as such, shall not have the power to act for or on behalf of, or to bind, the Company.

Section 9.         Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other person or entity for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that a Member, Manager or Officer shall be liable for any loss, damage or claim incurred by reason of such person’s willful misconduct. To the full extent permitted by applicable law, each Member, Manager and Officer shall be entitled to defense and indemnity from the Company for any loss, damage or claim suffered by or asserted against such Member, Manager or Officer by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement. Any indemnity under this Section 9 shall be provided out of and to the extent of Company assets or insurance only, and no Member, Manager or Officer shall have personal liability on account thereof.

Section 10.        Limited Liability of the Member and the Manager. Neither the Member nor the Manager, as such, shall be bound by, or personally liable for, any expenses, liabilities, debts or obligations of the Company, regardless of whether such expense, liability, debt or obligation arises in contract, tort or otherwise.

Section 11.        Dissolution. The Company shall begin on the date of the filing of its Articles of Organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the Member that the Company shall be dissolved; (ii) the entry of a decree of judicial dissolution under Section 2038 of the Act; or (iii) upon the administrative cancellation by the Oklahoma Secretary of State under Section 2012.1 of the Act, provided that the Company shall not have applied for reinstatement pursuant to Section 2055.2(G) of the Act. Upon the dissolution of the Company, the Manager shall wind up the Company’s affairs as provided in the Act. Upon completion of the winding-up of the Company, the Manager shall cause the Company to distribute its property as follows:

(a)          First, to creditors, including the Member to the extent the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(b)          Second, to the Member in cash or property, or partly in cash and partly in property, as determined by the Manager.

Upon the completion of the winding up and liquidation of the Company, the Manager shall cause Articles of Dissolution to be filed with the Secretary of State of the State of Oklahoma, at which time the Company shall terminate.

Section 12.        Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

Section 13.        Entire Agreement. This Agreement constitutes the entire operating agreement of the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 14.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

Section 15.        Assignment. The Member may transfer or assign (including as a collateral assignment or pledge) its Member Interest in the Company in whole or in part; provided, however, that no transfer or assignment shall be permitted if such transfer or assignment would result in the Company not being classified as either a disregarded entity or a partnership for federal, state, local and foreign income tax purposes. In connection with a voluntary transfer or assignment by the Member of its entire Member Interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law, and the Company shall be continued without dissolution. In connection with a voluntary transfer or assignment by the Member of a portion, but less than all, of the Member’s Member Interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest-holding assignees.

Section 16.        Admission of Additional Member. No additional members of the Company may be admitted to the Company without the prior written approval of the Member. In connection with any such admission, this Agreement shall be amended to reflect the fact that the Company will have more than one member.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Meg Britton
Meg Britton, Authorized Signor

EXHIBIT A

MEMBER

Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00

A-1